Nicor Inc.
Form 8-K
Exhibit 10.03

RESTRICTED STOCK UNIT AGREEMENT
NICOR INC. 2006 LONG-TERM INCENTIVE PLAN

THIS AGREEMENT, entered into as of the 24th day of March 2011 (the “Agreement Date”), by and between Rick Murrell (the “Employee”), and Nicor Inc., an Illinois corporation (the “Company”).

WITNESSETH THAT:

WHEREAS, the Company maintains the Nicor Inc. 2006 Long-Term Incentive Plan (the “Plan”), which is incorporated into and forms a part of this Agreement for the benefit of key executive and management employees of the Company and any Related Company; and

WHEREAS, the Employee has been selected by the Compensation Committee of the Board of Directors of the Company (the “Committee”) to receive an award of Restricted Stock Units pursuant to Section 4.4 of the Plan and as provided herein;

NOW, THEREFORE, IT IS AGREED, by and between the Company and the Employee as follows:

1.           Award.  Subject to the terms of this Agreement and the Plan, the Employee is hereby awarded the right to receive 960 shares of Stock (the “Restricted Stock Units”) subject to vesting as provided in Paragraph 4, the delivery of which shares of Stock is deferred until the earliest of:

(a)           the fourth anniversary of the Agreement Date;

(b)           the Employee’s death;

(c)           a Change in Control;

(d)           the six-month anniversary following Employee’s separation from service (within the meaning of Section 409A of the Code) due to Disability (as defined below); or

(e)           if the Committee exercises its discretion, as provided in Paragraph 4 below, to vest all or a portion of the Restricted Stock Units upon the Employee’s separation from service due to Retirement (as defined below), the six-month anniversary following Employee’s separation from service (within the meaning of Section 409A of the Code) due to Retirement.

For purposes of this Agreement, the term "Disability" means the inability of the Employee, by reason of a medically determinable physical or mental impairment, to engage in any substantial gainful activity, which condition, in the opinion of a physician selected by the Committee, is expected to result in death or can be expected to last for a continuous period of not less than 12 months.  For purposes of this Agreement, “Retirement” means the date the Employee has attained at least (i) age 65, or (ii) age 55 and has at least 10 years of employment with the Company or any Related Companies.

2.           Limit on Alienation.  Restricted Stock Units may not be sold, assigned, transferred (except as permitted under Paragraph 6), pledged or otherwise encumbered.

3.           Dividend Equivalents.

(a)           The Employee shall be entitled to receive a cash payment, at the time provided in Paragraph 3(b) or 3(c) below, equal to the amount of dividends which otherwise would have been paid on the shares subject to the Restricted Stock Units as if such shares were issued and outstanding (the “Dividend Equivalents”).  The Employee’s rights to the Dividend Equivalents shall cease on the earlier of (i) the date on which the Employee has forfeited the Restricted Stock Units or (ii) the date the actual shares of Stock are delivered as provided in Paragraph 1.

(b)           If the Employee is not vested in the Restricted Stock Units under Paragraph 4(c) or (d) below, then the Dividend Equivalents shall be paid to the Employee at the same time and manner as dividends are paid on shares of Stock.

(c)           If the Employee is vested in the Restricted Stock Units under Paragraph 4(c) or (d) below, then the Company shall accrue for the benefit of the Employee to a deferred compensation account on its books (i) at the same time as dividends are paid on shares of Stock amounts equal to the Dividend Equivalents, plus (ii) quarterly, interest on the balance of such account at a rate equal to the prime rate.  The balance of Employee’s Dividend Equivalents, plus interest accrued thereon shall be paid to the Employee on the date the actual shares of Stock are delivered as provided in Paragraph 1.  The establishment of such deferred compensation account is solely for bookkeeping purposes, and shall not represent assets held in trust or as a segregation of the assets of the Company, or any other funding of the deferred compensation.  The Employee shall have only the rights of an unsecured creditor with respect to such account.

4.           Vesting.  The Employee shall vest in full in the Restricted Stock Units on the earlier of (a) the fourth anniversary of the Agreement Date; (b) the date on which a Change in Control occurs; (c) the date of the Employee’s death after the first anniversary of the Agreement Date; or (d) the date on which the Employee is determined to have become subject to a Disability after the first anniversary of the Agreement Date.  If the Employee’s employment with the Company and all Related Companies terminates prior to vesting in the Restricted Stock Units, he shall forfeit the Restricted Stock Units and his right to receive the actual shares of Stock subject thereto, provided, however, that in the event of Employee’s Separation from Service due to Retirement after the first anniversary of the Agreement Date, the Committee may determine in its sole discretion whether the Employee will be deemed vested in all or a portion of the Restricted Stock Units immediately prior to such Retirement..

5.           Heirs and Successors.  This Agreement shall be binding upon, and inure to the benefit of, the Company and its successors and assigns, and upon any person acquiring, whether by merger, consolidation, purchase of assets or otherwise, all or substantially all of the Company’s assets and business.  Subject to the terms of the Plan, any benefits payable to the Employee under this Agreement that are not paid at the time of the Employee’s death shall be paid to the beneficiary designated by the Employee in writing filed with the Committee in such form and at such time as the Committee shall require.  If the Employee fails to designate a beneficiary, or if the designated beneficiary of the Employee dies before the Employee or before complete payment of the amounts distributable under this Agreement, the Committee shall, in its discretion, direct that amounts to be paid under this Agreement be paid to:

(a)           one or more of the Employee’s relatives by blood, adoption or marriage and in such proportion as the Committee decides; or

(b)           the legal representative or representatives of the estate of the last to die of the Employee and his beneficiary.

6.           Transferability.  Restricted Stock Units awarded under this Agreement are not transferable except as designated by the Employee by will or by the laws of descent and distribution.  Notwithstanding the foregoing, the Committee may permit the Restricted Stock Units awarded under this Agreement to be transferred by the Employee for no consideration to or for the benefit of the Employee’s Immediate Family (including a trust for the benefit of the Employee’s Immediate Family or to a partnership for members of the Employee’s Immediate Family), subject to such limits as the Committee may establish, and the transferee shall remain subject to all terms and conditions applicable to such award prior to such transfer.

7.           Employment and Shareholder Status.  This Agreement does not constitute a contract of employment, and does not confer on the Employee the right to be retained in the employ of the Company or any Related Company.  Except as otherwise provided in this Agreement, the Employee shall not be deemed to be a holder of any shares of Stock pursuant to the Restricted Stock Units until the date of the issuance of a certificate to him of the actual shares of Stock subject to such Restricted Stock Units.  Except for Dividend Equivalents, the Employee shall not have any rights to dividends or any other rights of a shareholder with respect to the shares of Stock covered by the Restricted Stock Units until such shares of Stock have been issued to the Employee.

8.           Withholding.  The Company may require that the Employee pay to the Company, or the Company may otherwise withhold, at the time of delivery of the shares of Stock pursuant to the Restricted Stock Units, any such amount as is required by law or regulation to be withheld for federal, state or local income tax or any other taxes incurred by reason of such payment.  At the election of the Employee, unless otherwise prohibited by the Committee, such withholding obligations may be satisfied pursuant to any of the methods authorized by Section 6.7 of the Plan.

9.           Unfunded Promise.  The Employee’s right to receive payment of any amounts under this Agreement shall be an unfunded entitlement and shall be an unsecured claim against the general assets of the Company.

10.          Adjustment to Number of Shares Subject to Agreement.  In the event of any change in the outstanding shares of Stock by reason of any stock dividend, split, spin-off, recapitalization, merger, consolidation, combination, exchange of shares or other similar change, the terms of this Agreement and the number of Restricted Stock

Units and this Agreement shall be adjusted in the manner specified in Section 6.4 of the Plan.

11.           Definitions.  Except where the context clearly implies or indicates the contrary, a word, term, or phrase used in the Plan is similarly used in this Agreement.

12.           Administration.  The authority to manage and control the operation and administration of this Agreement shall be vested in the Committee, and the Committee shall have all powers with respect to this Agreement as it has with respect to the Plan.  Any interpretation of the Agreement by the Committee and any decision made by it with respect to the Agreement is final and binding on all persons.

13.           Plan Governs.  Notwithstanding anything in this Agreement to the contrary, the terms of this Agreement shall be subject to the terms of the Plan, a copy of which may be obtained by the Employee from the office of the Secretary of the Company.  In the event of a conflict between any terms of this Agreement and the terms of the Plan, the terms of the Plan shall govern.

14.           Amendment.  This Agreement may be amended by written agreement of the Employee and the Company, without the consent of any other person.  Notwithstanding the foregoing, the Company may in its sole discretion, amend this Agreement, the Program or the Plan in such manner as it may determine is necessary or desirable to satisfy the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

IN WITNESS WHEREOF, the Employee has hereunto set his hand, and the Company has caused these presents to be executed in its name and on its behalf, and its corporate seal to be affixed hereto, all as of the Agreement Date.

/s/ RICK MURRELL
Rick Murrell

NICOR INC.

By:      /s/ RUSS M. STROBEL
Russ M. Strobel
Chairman, President and
Chief Executive Officer